Exhibit 99.1

The Sherwin-Williams Company            •            101 W. Prospect Avenue            •            Cleveland, Ohio 44115            •            (216) 566-2000

The Sherwin-Williams Company Elects New Director

Thomas L. Williams, Executive Chairman of Parker-Hannifin Corporation,

joins the Board

CLEVELAND, July 19, 2023 – The Sherwin-Williams Company (NYSE: SHW) announced that its Board of Directors elected Thomas L. Williams to the Board, effective yesterday. Mr. Williams also was appointed to the Compensation and Management Development Committee of the Board. Sherwin-Williams’ Board now consists of ten members, including nine independent directors.

Mr. Williams, 64, currently serves as Executive Chairman of Parker-Hannifin Corporation. Parker-Hannifin is a leading worldwide diversified manufacturer of motion and control technologies and systems, providing precision engineered solutions for a wide variety of mobile, industrial and aerospace markets.

“We are pleased to have Tom join our Board of Directors,” said John G. Morikis, Chairman and Chief Executive Officer of Sherwin-Williams. “Tom has long been an established leader with more than 30 years of global experience in the industrial sector. In particular, his extensive and diverse operations expertise gained over the course of his career will provide invaluable perspective to the Board. We look forward to his contributions to the Board, our Company and our employees, customers, shareholders and other stakeholders in the years to come.”

Mr. Williams has served as Chairman of the Board of Parker-Hannifin since January 2016. He also served as Chief Executive Officer of Parker-Hannifin from February 2015 until his recent retirement from the position on January 1, 2023. He will retire as Executive Chairman on December 31, 2023. Mr. Williams previously served as Executive Vice President of Parker-Hannifin from August 2008 to February 2015 and Operating Officer from November 2006 to February 2015. Prior to joining Parker-Hannifin in 2003, Mr. Williams spent 22 years at General Electric, where he held key management positions in several business groups.

Mr. Williams received a Bachelor of Science degree in mechanical engineering from Bucknell University, and an MBA from Xavier University. Mr. Williams is also a director of The Goodyear Tire & Rubber Company.

About The Sherwin-Williams Company

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and branches, while the Company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

Investor Relations Contacts:

Jim Jaye

Senior Vice President, Investor Relations & Corporate Communications

Sherwin-Williams

Direct: 216.515.8682

Investor.Relations@sherwin.com

Eric Swanson

Vice President, Investor Relations

Sherwin-Williams

Direct: 216.566.2766

Investor.Relations@sherwin.com

Media Contact:

Julie Young

Vice President, Global Corporate Communications

Sherwin-Williams

Direct: 216.515.8849

corporatemedia@sherwin.com